Exhibit 99.1

For Immediate Release

Media Contact

Cari Beck

(949) 234-1999

cbeck@seychelle.com

Seychelle Reports Revenues and Net Income for the First Fiscal Quarter ended May 31, 2019

ALISO VIEJO, CA -- (BUSINESS WIRE) July 19, 2019 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Quarter ended May 31, 2019, Revenue was approximately $680,000 compared to approximately $1,134,000 in the prior year’s fiscal quarter.

Seychelle had Net income of $47,793 for the fiscal quarter ended May 31, 2019, compared to prior year's fiscal quarter Net income of $92,791. The net income in 2019, compared to the net income in 2018, was the result of a decrease of approximately $450,000 in sales, a decrease of approximately of $320,000 in cost of sales and a decrease of approximately $90,000 in selling, general and administrative expenses.

As of May 31, 2019, we had approximately $2,175,000 in cash and cash equivalents, $294,000 in accounts receivable and a backlog of $307,000 in unshipped product.  For the second fiscal quarter, we anticipate increases in sales over our most recent fiscal quarter and a strong potential for increased income.

Seychelle is continuing to develop products and improve technology. Seychelle is committed to improving the design of our products that remove all combined zones of contamination. We have worked to increase our filters to produce higher pH and a greater life span. Our RAD filters are now tested to remove up to 99.9% of radiation. Due to the demand and exposure of contaminants such as PFOA’s, PFO’s, arsenic and lead, our filters produce a combined reduction in one filter. In the upcoming months, new products to be released include thermal bottles, new ergonomic loop cap, universal Brita design style replacement filter as well as a straw & bottle combination that removes up to 500 gallons of pathogens.

"Dedicated to improving the quality of life through the quality of our drinking water”.

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections. These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.

2